Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan of our reports dated February 23, 2011, with respect to the consolidated financial statements of Lumber Liquidators Holdings, Inc. and the effectiveness of internal control over financial reporting of Lumber Liquidators Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

May 5, 2011